Exhibit (a)(i)(xvii)

SECOND SUPPLEMENT

TO

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

BLUELINX HOLDINGS INC.

NOT OWNED BY CERBERUS ABP INVESTOR LLC

AT

$4.00 NET PER SHARE

BY

CERBERUS ABP INVESTOR LLC
AND CERBERUS CAPITAL MANAGEMENT, L.P.

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, OCTOBER 8, 2010
UNLESS THE AMENDED OFFER IS EXTENDED.

Cerberus ABP Investor LLC (“Purchaser”) and Cerberus Capital Management, L.P. (“Cerberus”) have amended their offer to acquire all of the shares of common stock, $0.01 par value per share (the “Shares”), of BlueLinx Holdings Inc. (the “Company”) not owned by Purchaser by increasing the offer price to $4.00 per share, net to the Seller in cash (the “Amended Offer Price”) without interest and less any applicable withholding taxes, upon the terms and subject to the conditions in this Supplement, the Offer to Purchase and the related revised Letter of Transmittal (the “Amended Offer”).  The Amended Offer is conditioned upon, among other things, (i) the Special Committee having amended its “Solicitation/Recommendation Statement” on Schedule 14D-9 to affirmatively recommend the Amended Offer and not having subsequently withdrawn or amended or modified (whether by further amendment to Schedule 14D-9 or otherwise) in any manner adverse to Purchaser or Cerberus such affirmative recommendation of the Amended Offer (the “Special Committee Recommendation Condition”), (ii) there being validly tendered and not withdrawn a number of Shares of the Company, representing at least a majority of the Shares (including any Shares issued upon exercise of options), excluding Shares owned by Purchaser, and the officers and directors of the Company, issued and outstanding as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “Minimum Tender Condition”), and (iii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares, such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “90% Condition”). The Amended Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition and the Special Committee Recommendation Condition are not waivable. The Amended Offer is also subject to certain other conditions. See “THE AMENDED OFFER—Section 12. Conditions of the Amended Offer” in this Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS SUPPLEMENT, PASSED ON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS, OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

A SUMMARY OF THE PRINCIPAL TERMS OF THE AMENDED OFFER APPEARS ON PAGES (i) THROUGH (vii). THIS SUPPLEMENT, THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ EACH CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER SECURITIES IN THE OFFER.

The Dealer Manager for the Amended Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower
One Bryant Park
New York, NY 10036

September 22, 2010

IMPORTANT

If you wish to tender all or any portion of your Shares in the Amended Offer, you should either:

(a)           complete and sign the original (white) or the revised (blue) Letter of Transmittal for the Amended Offer, which is enclosed with this Supplement to the Offer to Purchase (or a manually executed facsimile thereof) in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the original (white) or the revised (blue) Letter of Transmittal (or such executed facsimile thereof) and any other required documents to Registrar and Transfer Company, the “Depositary” for the Amended Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or such executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in “THE OFFER—Section 3. Procedures for Tendering Shares” of this Supplement, in each case by the Expiration Date (as defined herein) of the Amended Offer, or

(b)           request that your broker, dealer, commercial bank, trust company or other nominee effect the tender of your Shares in the Amended Offer. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares in the Amended Offer.

Although the original (white) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, stockholders using such documents to tender their Shares will nevertheless by deemed to be tendering pursuant to the Amended Offer and will receive the Amended Offer Price of $4.00 per Share described in this Supplement, if Shares are accepted for payment and paid for by Cerberus ABP Investor LLC (“Purchaser”), pursuant to the Amended Offer.  Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer.  Stockholders are not required to take any further action with respect to such tendered Shares in order to receive the Amended Offer Price if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

If you wish to tender your Shares in the Amended Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Amended Offer, you may tender your Shares in the Amended Offer by following the procedures for guaranteed delivery described in “THE AMENDED OFFER—Section 3. Procedures for Tendering Shares” of this Supplement.

* * *

Questions and requests for assistance may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Supplement. Requests for additional copies of this Supplement, the Offer to Purchase, the revised (blue) Letter of Transmittal, the revised (grey) Notice of Guaranteed Delivery and other tender offer materials may be directed to the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	1
SPECIAL FACTORS	3
1. Background	3
2. Purpose and Reasons for the Amended Offer; Plans for the Company After the Amended Offer and the Merger	5
3. Position of Purchaser Regarding Fairness of the Amended Offer and the Merger	6
4. Certain Projected Financial Information	8
5. Effects of the Amended Offer and the Merger	8
6. Conduct of the Company’s Business if the Amended Offer is not Completed	8
7. Appraisal Rights; “Going Private” Rules	8
8. Transactions and Arrangements Concerning the Shares	9
9. Related Party Transactions; Certain Transactions Between Purchaser, Cerberus and the Company	9
10. Interests of Certain Persons in the Amended Offer	10
THE OFFER	11
1. Terms of the Amended Offer	11
2. Acceptance for Payment and Payment for Shares	11
3. Procedures for Tendering Shares	11
4. Withdrawal Rights	12
5. Material United States Federal Income Tax Consequences of the Amended Offer and the Merger	12
6. Market and Trading Information	12
7. Possible Effects of the Amended Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations	13
8. Certain Information Concerning the Company	13
9. Certain Information Concerning Purchaser and Cerberus	14
10. Source and Amount of Funds	14
11. Dividends and Distributions	14
12. Conditions of the Amended Offer	14
13. Certain Regulatory and Legal Matters	16
14. Fees and Expenses	19
15. Miscellaneous	19
ANNEX B SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	B-1

SUMMARY TERM SHEET

This summary highlights selected information from this Supplement and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Supplement and the Offer to Purchase, and you should read carefully this entire Supplement and the Offer to Purchase and the other documents to which this Supplement refers to fully understand the Amended Offer. Section and heading references are included to direct you to a more complete description of the topics contained in this summary.

•                  Cerberus ABP Investor LLC (“Purchaser”) and Cerberus Capital Management, L.P. (“Cerberus”) have amended their offer to acquire all of the shares of common stock, $0.01 par value per share (the “Shares”), of BlueLinx Holdings Inc. (the “Company”) not owned by Purchaser by increasing the offer price to $4.00 per share, net to the Seller in cash (the “Amended Offer Price”) without interest and less any applicable withholding taxes, upon the terms and subject to the conditions in this Supplement, the Offer to Purchase and the related revised Letter of Transmittal (the “Amended Offer”). See “THE AMENDED OFFER—Section 1. Terms of the Amended Offer.”

•                  Purchaser currently owns approximately 55.37% of the outstanding Shares.

•                  The expiration date of the Amended Offer is 12:00 midnight, New York City time, on Friday, October 8, 2010, unless such date is extended further.  See “THE AMENDED OFFER—Section 1. Terms of the Amended Offer.”

•                  The tender offer is conditioned upon, among other things:

•                  the Special Committee shall have amended its “Solicitation/Recommendation Statement” on Schedule 14D-9 to affirmatively recommend the Amended Offer, or the Amended Offer as it may be further amended, and shall not have subsequently withdrawn or amended or modified (whether by further amendment to the Company’s Schedule 14D-9 or otherwise) in any manner adverse to Purchaser or Cerberus such affirmative recommendation of the Amended Offer, or the Amended Offer as it may be further amended (the “Special Committee Recommendation Condition”);

•                  there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “Minimum Tender Condition”); and

•                  unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “90% Condition”).

The Amended Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition and the Special Committee Recommendation Condition are not waivable. See “THE AMENDED OFFER—Section 12. Conditions to the Amended Offer.”

•                  If following the consummation of the Amended Offer, Purchaser owns 90% or more of the Shares, Purchaser will consummate a merger (the “Merger”) between the Company and Purchaser under the “short form” merger provisions of the Delaware General Corporation Law (the “DGCL”). Under the DGCL, Purchaser may effect a “short form” merger without the affirmative vote of, or prior notice to, the Company’s board of directors or stockholders if Purchaser owns at least 90% of each class of the Company’s stock. See “SPECIAL FACTORS—Section 5. Effects of the Amended Offer and the Merger.”

•                  Purchaser, Cerberus and the Company have agreed to enter into a Stockholder Agreement in the form filed as Exhibit (d)(iv) to the Schedule TO-T/A filed by Purchaser and Cerberus on September 22, 2010 providing that if the other conditions to the Amended Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Amended Offer, Purchaser and Cerberus will provide a subsequent offering period of not less than five business days, and, for so long as there is an outstanding public minority interest, (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the

i

consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares.  See “SPECIAL FACTORS—Section 8. Transactions and Arrangements Concerning the Shares.”

•                  The Amended Offer is not conditioned upon any financing arrangements. We estimate that we will need approximately $58.4 million to consummate the Amended Offer and the Merger. Subject to the conditions of the Amended Offer being satisfied, investment funds managed by Cerberus will provide Purchaser with sufficient cash to consummate the Amended Offer and the Merger.  Following the consummation of the Amended Offer and the Merger, Cerberus or its affiliates may offer to purchase the percentage interests in the Purchaser held by members of the Purchaser not affiliated with Cerberus (the “Non-Cerberus Members”) for an amount equal to the Amended Offer Price multiplied by the product of the Non-Cerberus Members’ percentage interest multiplied by 18,100,000. The aggregate consideration for the acquired percentage interests would be an amount up to $8.8 million.  Cerberus may make such offer to purchase following consummation of the Amended Offer and Merger to the Non-Cerberus Members, but there can be no assurances that Cerberus or its affiliates will make such an offer to the Non-Cerberus Members.  See “THE AMENDED OFFER—Section 10. Source and Amount of Funds.”

•                  This is a “going private” transaction. If the Amended Offer and the Merger are completed:

•                  Purchaser will own all of the equity interests in the Company;

•                  the Company’s current stockholders other than Purchaser will no longer have any interest in the Company’s future earnings or growth;

•                  the Company’s common stock will no longer trade on the New York Stock Exchange; and

•                  the Company’s financial statements will no longer be publicly available.

•                  Purchaser and Cerberus may waive the 90% Condition and complete the Amended Offer, in which case any Shares not tendered in the Amended Offer or the subsequent offering period would remain outstanding.  Purchaser and Cerberus have agreed that for so long as there is an outstanding public minority interest, Purchaser and Cerberus will (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares.

See “THE AMENDED OFFER—Section 7. Possible Effects of the Amended Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations.”

•                  Purchaser and Cerberus decided to increase the offer price and to agree to enter into the Stockholder Agreement as a result of discussions with the special committee of independent directors of the Company (the “Special Committee”).  The Special Committee has not yet taken a position on the Amended Offer.  We expect that the Special Committee will advise stockholders of the Company its position with respect to the Amended Offer.  See “INTRODUCTION.”

•                  Stockholders of the Company who tender their Shares in the Amended Offer will, if the Amended Offer is completed, receive cash for their Shares sooner than stockholders who wait for the Merger, but stockholders who tender will not be entitled to demand a judicial appraisal of the fair value of their Shares following the Merger. If the Merger is completed, any stockholders who do not tender their Shares may exercise appraisal rights in accordance with Section 262 of the DGCL following notice of the Merger. See “SPECIAL FACTORS—Section 7. Appraisal Rights; “Going Private” Rules.”

•                  Purchaser and Cerberus believe that the Amended Offer Price being offered in the Amended Offer that unaffiliated stockholders will receive in the Merger is fair based on a number of factors, including:

•      that the Amended Offer Price represents a premium of approximately 59.4% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to effect a tender offer for the outstanding Shares of the Company not owned by Purchaser at $3.40 per Share (the “Original Offer”) and a premium of 37.5% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Original Offer;

•                  that the Amended Offer will provide an opportunity for the unaffiliated stockholders of the Company to sell their Shares without incurring typical brokerage or other transaction costs;

•                  that neither the Amended Offer, if consummated, nor the Merger will constitute a change of control under the Company’s revolving credit facility or outstanding mortgage debt financing, whereas a similar transaction with an entity not affiliated with Cerberus could constitute a change of control under one or both such financing instruments, which in turn could require either or both such instruments to be refinanced or replaced on potentially materially more disadvantageous terms, and could also result in additional conditionality or delay in consummating such transaction;

•                  that the consideration being offered in the Amended Offer and the Merger is entirely cash;

•                  that, by Purchaser proceeding with a tender offer, the Company’s stockholders will be able to receive payment for their Shares earlier than would otherwise be the case if Purchaser sought to negotiate a merger agreement with the Company; and

•                  that because of the limited trading volume of the Shares and small market capitalization of the Company, the Amended Offer and the Merger will provide liquidity to the unaffiliated stockholders of the Company that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

•                  Purchaser and Cerberus also believe that the corporate process by which the Amended Offer and the Merger are being pursued is fair to the unaffiliated stockholders based on a number of factors, including:

•                  that the Special Committee Recommendation Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Amended Offer cannot be consummated unless the Special Committee determines that the Amended Offer Price is fair to the holders of Shares other than the Purchaser and recommends that stockholders of the Company accept the Amended Offer and tender their Shares pursuant to the Amended Offer;

•                  that the Minimum Tender Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Amended Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered in the Amended Offer;

•                  that each unaffiliated stockholder will be able to decide voluntarily whether or not to tender and all stockholders that do not tender will receive the same consideration in the Merger (if the Merger is completed) as in the Amended Offer;

•                  that if the 90% Condition is waived and Purchaser and Cerberus complete the Amended Offer, for as long as there is an outstanding public minority interest, Purchaser and Cerberus will (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ, Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares; and

•                  that if the Merger is completed, stockholders who did not tender and who comply with the requirements of DGCL Section 262 will be entitled to appraisal rights.

See “SPECIAL FACTORS—Section 3. Position of Purchaser and Cerberus Regarding Fairness of the Amended Offer and the Merger.”

The following are some of the questions you, as a stockholder of the Company, may have and our answers to those questions. We urge you to read carefully the remainder of this Supplement, the Offer to Purchase and the revised Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Supplement, the Offer to Purchase and in the revised Letter of Transmittal.

Who is offering to buy my Shares?

Our name is Cerberus ABP Investor LLC, a Delaware limited liability company. Unless the context indicates otherwise, we will use the terms “us,” “we,” “our” and “Purchaser” in this Supplement to refer to Cerberus ABP Investor LLC.

Purchaser currently owns approximately 55.37% of the outstanding Shares. Purchaser is controlled by Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”).  Cerberus is also deemed to be an Offeror for purposes of Rule 13E-3.  See “THE AMENDED OFFER—Section 9. Certain Information Concerning Purchaser and Cerberus.”

Why are Purchaser and Cerberus amending their tender offer?

Purchaser and Cerberus are amending their tender offer to increase the offer price from $3.40 per share (the “Original Offer Price”) to $4.00 per share, in cash.  The increased offer price represents an increase of 17.6% over the original $3.40 per Share tender offer price, a premium of approximately 59.4% to the closing price of $2.51 on July 21, 2010, the last trading day before the Purchaser announced its intention to commence the Original Offer, and a premium of approximately 37.5% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Original Offer.  In addition, Purchaser, Cerberus and the Company have agreed to enter into a Stockholder Agreement in the form filed as Exhibit (d)(iv) to the Schedule TO-T/A filed by Purchaser and Cerberus on September 22, 2010 providing that if the other conditions to the Amended Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Amended Offer, Purchaser and Cerberus will provide a subsequent offering period of not less than five business days, and, for so long as there is an outstanding public minority interest, (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares.  See “SPECIAL FACTORS—Section 8. Transactions and Arrangements Concerning the Shares.”

Has the expiration date of the tender offer been changed?

Yes.  The expiration date of the Amended Offer is 12:00 midnight, New York City time, on Friday, October 8, 2010, unless further extended.  See “THE AMENDED OFFER—Section 1.  Terms of the Amended Offer” in this Supplement.

If I already tendered my shares in the Original Offer, do I have to do anything now?

No.  Company stockholders do not have to take any action regarding any Shares previously validly tendered and not withdrawn.  If the Amended Offer is completed, these Shares will be accepted for payment and such stockholders will receive the Amended Offer Price of $4.00 per Share.

What are the most significant conditions to the Amended Offer?

The Amended Offer is conditioned upon, among other things, (i) the Special Committee having amended its “Solicitation/Recommendation Statement” on Schedule 14D-9 to affirmatively recommend the Amended Offer and not having subsequently withdrawn or amended or modified (whether by further amendment to Schedule 14D-9 or otherwise) in any manner adverse to Purchaser or Cerberus such affirmative recommendation of the Amended Offer (the “Special Committee Recommendation Condition”), (ii) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “Minimum Tender Condition”) and (iii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “90% Condition”). The Amended Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition and the Special Committee Recommendation Condition are not waivable but the 90% Condition and other conditions are waivable by Purchaser in its sole discretion. The Amended Offer is also subject to other conditions. See “THE AMENDED OFFER—Section 12. Conditions of the Amended Offer.”

What does the Company’s board of directors recommend?

The Special Committee has not yet taken a position on the Amended Offer.  We expect that the Special Committee will advise stockholders of the Company of its position with respect to the Amended Offer.  See “INTRODUCTION.”

You should review carefully the Company’s amended Schedule 14D-9 when filed with the SEC as it will contain important information.

What is the market value of my Shares as of a recent date?

On July 21, 2010, the last trading day before we announced our intention to commence the Original Offer, the closing price of Company’s common stock reported on the NYSE was $2.51 per Share. On September 22, 2010, the last trading day before commencement of the Amended Offer, the closing price of Company’s common stock reported on the NYSE was $3.40 per share. You should obtain a recent quotation for your Shares before deciding whether or not to tender. See “THE AMENDED OFFER—Section 6. Market and Trading Information.”

The Depositary has informed the Purchaser that as of the close of business on September 22, 2010, approximately 706,875 Shares have been tendered and not withdrawn.

Do you think that the Amended Offer and the Merger are fair to the stockholders of the Company that are unaffiliated with the Company?

Purchaser and Cerberus believe that the Amended Offer Price being offered in the Amended Offer and the consideration to be paid to stockholders in the Merger is fair based on a number of factors, including: that the Amended Offer Price represents a premium of approximately 59.4% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to make the Original Offer and a premium of 37.5% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Original Offer; that the tender offer will provide an opportunity for the unaffiliated stockholders of the Company to sell their Shares without incurring typical brokerage or other transaction costs; that the consideration being offered in the Amended Offer and the Merger is entirely cash; that neither the Amended Offer, if consummated, nor the Merger will constitute a change of control under the Company’s revolving credit facility or outstanding mortgage debt financing, whereas a similar transaction with an entity not affiliated with Cerberus could constitute a change of control under one or both such financing instruments, which in turn could require either or both such instruments to be refinanced or replaced on potentially materially more disadvantageous terms, and could also result in additional conditionality or delay in consummating such transaction; that, by Purchaser proceeding with a tender offer, the Company’s stockholders will be able to receive payment for their Shares earlier than would otherwise be the case if Purchaser sought to negotiate a merger agreement; and that because of the limited trading volume of the Shares and small market capitalization of the Company, the Amended Offer and the Merger will provide liquidity to the unaffiliated stockholders of the Company that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

Purchaser and Cerberus also believe that the corporate process by which the Amended Offer and the Merger are being pursued is fair to the unaffiliated stockholders based on a number of factors, including: that the Minimum Tender Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Amended Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered in the Amended Offer; that the Special Committee Recommendation Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Amended Offer cannot be consummated unless the Special Committee gives its recommendation that unaffiliated stockholders tender their Shares; that each unaffiliated stockholder will be able to decide voluntarily whether or not to tender and all stockholders that do not tender will receive the same consideration in the Merger (if the Merger is completed) as in the Amended Offer; that Purchaser and Cerberus have agreed to enter into a Stockholder Agreement with the Company providing that if the 90% Condition is waived and Purchaser and Cerberus complete the Amended Offer, Purchaser and Cerberus will provide a subsequent offering period of not less than five business days, and, for so long as there is an outstanding public minority interest, Purchaser and Cerberus will (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares; and that if the Merger is completed, stockholders who did not tender and who comply with the requirements of DGCL Section 262 will be entitled to appraisal rights.

Have any lawsuits been filed in connection with the Amended Offer?

Yes.  Following the announcement of Purchaser’s intent to make the Offer, on July 23, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Fulton County, Georgia commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each of the individual board members of the Company.  The complaint, styled as Kyle Habiniak v. Howard S. Cohen, et al (Case No. 2010CV188733) (the “July 23rd Complaint”), alleged, among other things, that (1) Purchaser, the Company, and the individual board members of the Company breached their fiduciary duties; (2) Purchaser and the Company have aided and abetted the breaches of fiduciary duty; (3) Purchaser, the Company, and the individual board members are engaging in unfair self-dealing to the detriment of minority stockholders; and (4) the proposed consideration offered by Purchaser is

v

inadequate.  This complaint sought, among other remedies, to enjoin the Offer and Merger and to rescind the proposed transaction, to the extent already implemented.  On August 11, 2010, a Notice of Voluntary Dismissal was filed dismissing this action without prejudice.  On August 13, 2010, a complaint styled as Kyle Habiniak v. Howard S. Cohen, et al. (C.A. No. 5720-VCL) and containing similar allegations to those in the July 23rd Complaint was filed in the Delaware Court of Chancery commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each of the individual board members of the Company (the “August 13th Complaint”).  On August 18, 2010, an amended complaint was filed in the Delaware Court of Chancery (the “August 18th Complaint”).  The August 18th Complaint contains similar allegations to the prior complaints filed by plaintiff Habiniak, alleging that Purchaser, Cerberus, the Company and each of the individual board members of the Company breached their fiduciary duties due to alleged material omissions and misstatements in the disclosure materials filed in connection with the Offer.  The August 18th Complaint seeks similar remedies to those previously sought in the July 23rd Complaint.

On July 27, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, the Company and each of the individual board members of the Company.  The complaint, styled as Joseph J. Hindermann v. BlueLinx Holdings Inc., et al. (Case No. 101743548), alleges, among other things, that (1) Purchaser and the individual board members of the Company breached their fiduciary duties; (2) Purchaser is engaging in unfair self-dealing and acting to further its own interests at the expense of Company’s minority stockholders; and (3) the proposed consideration offered by Purchaser is inadequate.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger; to rescind the proposed transaction, to the extent already implemented or, alternatively, the award of rescissory damages; and to impose a constructive trust in favor of the plaintiffs for any benefits received by the defendants as a result of their wrongful conduct.

On July 29, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each of the individual board members of the Company.  The complaint, styled as Andrew Markich v. BlueLinx Holdings, Inc., et al. (Case No. 101759149), alleges, among other things, that (1) Purchaser, Cerberus, the Company and the individual board members of the Company breached their fiduciary duties; (2) Purchaser and the Company’s board of directors breached their fiduciary duties by taking actions designed to deter or halt any higher offers from potential acquirors; and (3) Purchaser failed to adequately inform the minority stockholders about the tender offer and allow the independent directors adequate time and opportunity to consider and react to the tender offer.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and any actions by the defendants and their representatives that impede or deter other potential acquirors of the Company.

On August 3, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, the Company and each of the individual board members of the Company.  The complaint styled as Peter Jerszynski v. BlueLinx Holdings, Inc., et al. (Case No. 101772948), alleges, among other things, that (1) Purchaser, the Company and the Company’s board of directors breached their fiduciary duties by failing to properly value the shares; (2) Purchaser and the Company have breached their fiduciary duty of candor by not disclosing material information to stockholders; (3) Purchaser aided and abetted the breaches of fiduciary duties by the board of directors; and (4) Purchaser, the Company and the Company’s board of directors are engaging in unfair self-dealing and acting to further their own interests at the expense of Company’s minority stockholders.  The complaint seeks, among other remedies, declaratory relief holding that the Offer and Merger constitute breaches of Purchaser’s, the Company’s and the Company’s board members’ fiduciary duties and are therefore unlawful and unenforceable; both preliminary and permanent injunctions enjoining the Offer and Merger unless and until the defendants adopt and implement a procedure or process to (i) obtain the highest possible value for stockholders, and (ii) provide all material disclosures to stockholders; to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages; and to impose a constructive trust in favor of the plaintiffs for any benefits received by defendants as a result of their wrongful conduct.

On August 4, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each individual board member of the Company.  The complaint, styled as Richard T. Winter v. Cerberus ABP Investors LLC, et al. (Case No. 101780848), alleges, among other things, that (1) Purchaser, the Company and the individual board members of the Company breached their fiduciary duties because the Offer Price is unfair and inadequate; (2) Purchaser, Cerberus and the Company have breached their fiduciary duties by failing to disclose material information or disclosing misleading information upon which stockholders must make an informed decision as to whether to tender their shares; and (3) Purchaser and Cerberus aided and abetted the breaches of fiduciary duty by the board of directors.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 6, 2010, plaintiffs in the Hindermann, Jerszynski and Winter actions jointly filed a motion for expedited proceedings and discovery in the Superior Court of Cobb County, Georgia.  A hearing was held on plaintiffs’ motion to expedite on

August 16, 2010, during which the presiding judge denied the motion without prejudice to plaintiffs’ ability to schedule additional hearings before the assigned judge in each case.  On August 23, 2010, plaintiffs in the Hindermann, Jerszynski, Winter and Markich actions jointly filed a motion for preliminary injunction and renewed motion for expedited proceedings and discovery.  On August 30, 2010, the Hindermann, Jerszynski, Winter and Markich actions were consolidated into an action styled In re BlueLinx Holdings Inc. Stockholder Litigation (Case No. 10-1-7435-48).  Also on August 30, 2010, the Court held a hearing on plaintiffs’ motion for preliminary injunction and renewed motion for expedited proceedings and discovery.  By Order dated August 31, 2010, plaintiffs’ motions were denied.

On August 10, 2010, Stadium Capital Qualified Partners, L.P. and Stadium Capital Partners, L.P., filed a lawsuit in the Delaware Court of Chancery against Purchaser, Cerberus and each of the individual board members of the Company.  The complaint, styled Stadium Capital Qualified Partners, L.P., et al. v. Cerberus ABP Investor LLC, et al. (C.A. No. 5707-VCL), alleges, among other things, that (1) Purchaser, Cerberus, and the board members of the Company breached their fiduciary duties because the Offer Price is unfair and inadequate and because the Offer is structurally coercive; and (2) Purchaser and Cerberus breached their fiduciary duties because the Offer is misleading and omits material information upon which stockholders must make an informed decision as to whether to tender their shares.  The complaint seeks, among other remedies, to enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 13, 2010, an individual stockholder of the Company filed a lawsuit in the Delaware Court of Chancery commencing a purported class action lawsuit against Purchaser, Cerberus, and each of the individual board members of the Company.  The complaint, styled as Weiyang Liang v. Howard S. Cohen, et al. (C.A. No. 5721-VCL), alleges, among other things, that (1) Purchaser, Cerberus, and the board members of the Company breached their fiduciary duties because the Offer Price is unfair and inadequate; and (2) Purchaser and Cerberus breached their fiduciary duties of disclosure by disseminating materially misleading and incomplete information to the stockholders.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 16, 2010 and August 18, 2010, respectively, plaintiffs in the Liang and Habiniak actions filed motions for expedited proceedings and discovery in the Delaware Court of Chancery.  On August 19, 2010, the Court held a telephonic hearing on plaintiffs’ motions, during which the Court denied plaintiffs’ request to expedite the proceedings.  In addition to all parties in the Liang and Habiniak actions, plaintiffs in the Stadium Capital action also appeared at and participated in the August 19 hearing.

On August 13, 2010, an individual stockholder of the Company filed a lawsuit in the New York State Supreme Court of New York County, New York commencing a purported class action lawsuit against Purchaser.  The complaint, styled as Gabriella Centonze v. Cerberus ABP Investor LLC (Index No. 651270/2010), alleges, among other things, that Purchaser breached its fiduciary duties because the Offer Price is unfair and inadequate and by failing to disclose material information or disclosing misleading information in connection with the Offer.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 18, 2010, plaintiff in the Centonze action filed an order to show cause seeking expedited proceedings.  During a hearing on plaintiff’s order to show cause held on August 31, 2010, plaintiff withdrew her motion seeking expedited proceedings.

Purchaser believes the allegations in each of these cases have no merit.

Whom can I call with questions about the Amended Offer?

You can call Merrill Lynch, Pierce, Fenner & Smith Incorporated, our dealer manager for the Amended Offer, toll-free at (888) 803-9655. See the back cover of this Supplement for additional information on how to contact our dealer manager.

To the Holders of Shares of BlueLinx Holdings Inc.:

INTRODUCTION

The following information amends and supplements the Offer to Purchase, dated August 2, 2010 (the “Offer to Purchase”), as previously amended by certain amendments to the Schedule TO filed with the Securities and Exchange Commission (the “SEC”) by Purchaser.  Cerberus ABP Investor LLC (“Purchaser”) and Cerberus Capital Management, L.P. (“Cerberus”) are proposing to acquire all of the shares of common stock, $0.01 par value per share (“Shares”), of BlueLinx Holdings Inc. (the “Company”) not owned by Purchaser, in a tender offer at a price of $4.00 per Share, net to the seller in cash (the “Amended Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Supplement, the Offer to Purchase and in the revised (blue) Letter of Transmittal (the “Amended Offer”).

The Amended Offer is conditioned upon, among other things, (i) the Special Committee having amended its “Solicitation/Recommendation Statement” on Schedule 14D-9 to affirmatively recommend the Amended Offer and not having subsequently withdrawn or amended or modified (whether by further amendment to Schedule 14D-9 or otherwise) in any manner adverse to Purchaser or Cerberus  such affirmative recommendation of the Amended Offer (the “Special Committee Recommendation Condition”), (ii) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “Minimum Tender Condition”) and (iii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “90% Condition”). The Amended Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition and Special Committee Recommendation Condition are not waivable. The Amended Offer is also subject to certain other conditions. See “THE AMENDED OFFER—Section 12. Conditions of the Amended Offer.”

Based on the Schedule 14D-9 filed by the Company, as of the close of business on August 12, 2010, there were 32,690,437 Shares issued and outstanding and no options exercisable at or below the Amended Offer Price.

Purchaser owns 18,100,000 Shares. Based on SEC filings by the Company, as of April 2, 2010, officers and directors of the Company beneficially own 3,021,648 Shares (excluding options).

Based on the foregoing, Purchaser estimates that there are approximately 11,568,789 Shares outstanding, excluding Shares owned by Purchaser and the officers and directors of the Company.

Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 5,784,395 Shares (excluding Shares owned by Purchaser and the officers and directors of the Company) are validly tendered and not withdrawn prior to the Expiration Date. Purchaser has not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Minimum Tender Condition may vary significantly from the number reported in this Supplement.

The Amended Offer will expire at 12:00 midnight, New York City time, on Friday, October 8, 2010, or any later time to which we extend the period of time during which the Amended Offer is open.  The term “Expiration Date” means 12:00 midnight, New York City time, on Friday, October 8, 2010, or any later time to which Purchaser extends the period of time during which the Amended Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Amended Offer, as so extended, expires.

The Special Committee has not yet taken a position on the Amended Offer.  We expect that the Special Committee will advise stockholders of the Company of its position with respect to the Amended Offer.

You should review carefully the Company’s amended Schedule 14D-9 when filed with the SEC as it will contain important information.

Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer.  Stockholders are not required to take any further action with respect to such Shares in order to receive the Amended Offer Price, if such Shares are accepted for payment and paid for by the Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was used.  See “The OFFER—Section 4.  Withdrawal Rights” of the Offer to Purchase for the procedures for withdrawing Shares tendered pursuant to the Amended Offer.

The Depositary has informed the Purchaser that as of the close of business on September 22, 2010, approximately 706,875 Shares have been tendered and not withdrawn.

The purpose of the Amended Offer is to acquire all of the outstanding Shares that are not owned by Purchaser. Purchaser currently owns 55.37% of the outstanding Shares. If the Amended Offer is completed and the 90% Condition is satisfied, Purchaser will cause the “short-form” merger of Purchaser and the Company (the “Merger”) in accordance with the DGCL without prior notice to, or any action by, any other stockholder or the board of directors of the Company. The Merger will result in each then outstanding Share (other than Shares owned by Purchaser and holders who duly exercise appraisal rights under Delaware law) being converted into the right to receive the same amount of cash consideration as is paid in the Amended Offer. See “SPECIAL FACTORS—Section 7. Appraisal Rights; ‘Going Private’ Rules.” If the other conditions to the Amended Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Amended Offer, Purchaser may seek the approval or the recommendation of the independent directors of the Company to engage in open market or privately negotiated purchases of Shares to obtain enough Shares to enable Purchaser to effect a short-form merger or to propose that the Purchaser and the Company enter into a merger agreement, or leave the public minority interest outstanding. See “SPECIAL FACTORS—Section 6. Conduct of the Company’s Business if the Amended Offer is not Completed.”

Appraisal rights are not available in connection with the Amended Offer. However, if the Merger is consummated, appraisal rights will be available to stockholders of the Company who do not tender their Shares into the Amended Offer and who comply with the applicable procedures under DGCL Section 262. See “SPECIAL FACTORS—Section 7. Appraisal Rights; ‘Going Private’ Rules.”

If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us pursuant to the Amended Offer. If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you should check with your broker, dealer, bank, trust company or other nominee as to whether they charge any service fees. However, if you do not complete and sign the Form W—9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W—8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See “THE AMENDED OFFER—Section 5. Material United States Federal Income Tax Consequences of the Amended Offer and the Merger” for more information regarding the material tax consequences of the Amended Offer and the Merger to holders of Shares.

Purchaser will pay all fees and expenses of Registrar and Transfer Company, as depositary (the “Depositary”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as dealer manager, incurred in connection with the Amended Offer. See “THE AMENDED OFFER—Section 3. Procedures for Tendering Shares.”

The Amended Offer is made only for Shares not currently owned by Purchaser.

THIS AMENDED OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

This Supplement, the first supplement to the Offer to Purchase, the Offer to Purchase and the related Letter of Transmittal contain important information and you should read each carefully and in their entirety before any decision is made with respect to the Amended Offer.

SPECIAL FACTORS

1.                                      Background

The discussion set forth in “SPECIAL FACTORS—Section 1. Background” in the Offer to Purchase is hereby amended and supplemented with the information concerning the position of the Company with respect to the Original Offer and the Amended Offer and Merger contained in the “INTRODUCTION” to this Supplement.  Such discussion is also supplemented as follows:

Cerberus’s investment committee conducted a meeting on July 7, 2010 to discuss the possibility of Cerberus taking the Company private, at which representatives of Schulte Roth & Zabel (“SRZ”), legal counsel to Purchaser and Cerberus, were present.  As part of the process of exploring the financial, strategic and legal aspects of a tender offer by Purchaser and Cerberus, Purchaser and Cerberus had a conference call on July 21, 2010 with representatives of SRZ and Richards, Layton & Finger, P.A. (“RLF”), Delaware counsel to Purchaser and Cerberus, on which the participants discussed the structural, timing and documentation considerations to be taken into account if Cerberus and Purchaser were to proceed with a tender offer.

Purchaser and Cerberus decided to pursue the Offer at this time because Purchaser and Cerberus believe acquiring the Shares not currently owned by Purchaser is an attractive investment opportunity.  Purchaser and Cerberus believe that the level of U.S. housing starts, which is a key determinant of the Company’s revenues and which experienced a steep decline from 2006 to date, has begun to stabilize.  Purchaser and Cerberus believe that the number of U.S. housing starts will gradually recover, although the timing and pace of that recovery remains uncertain.  Purchaser and Cerberus also believe that as a privately held corporation, the Company will have greater operating flexibility to manage its business and benefit from the reduction of expenses associated with being a public company.  Having determined to launch the Offer, Purchaser and Cerberus carefully evaluated a number of factors in considering the Offer Price, with no single factor being determinative.  These factors included the matters discussed in “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Amended Offer; Plans for the Company After the Amended Offer and the Merger”, the financial and operating projections of the Company described in “SPECIAL FACTORS — Section 4. Certain Projected Financial Information” and the historical trading prices of the Shares.

On August 4, 2010, representatives of Citadel Securities LLC (“Citadel”), the Special Committee’s financial advisor, at the direction of the Special Committee, had a telephone conversation with Steven Mayer and Robert Warden, representatives of Cerberus, in which Citadel requested that Cerberus consider increasing its offer price per Share.  The representatives of Cerberus indicated that they would consider this request and would respond to Citadel in the next several days.

On August 5, 2010, the Company provided Purchaser with the stockholder information requested by Purchaser pursuant to Section 220 of the DGCL.

On August 10 and 11, 2010, Steven Mayer, on behalf of Cerberus, and representatives of Citadel had further discussions about the Special Committee’s request and Cerberus suggested that the Special Committee propose a price range within which the Special Committee would be able to provide a favorable recommendation.

On August 11, 2010, representatives of the Special Committee contacted representatives of Cerberus to request that Cerberus extend the expiration of the Original Offer for 10 business days, from Friday, August 27, 2010 until September 13, 2010.  The representatives of the Special Committee informed Cerberus that the Special Committee believed that such an extension would be appropriate in order to ensure that the Special Committee has sufficient time to evaluate all relevant information to enable it to reach a determination on, and to publish to stockholders, the Special Committee’s position with respect to the Original Offer, and to allow the Company’s stockholders to have sufficient time to consider and evaluate the Original Offer and the Company’s, and the Special Committee’s, position with respect thereto.  On August 13, 2010, SRZ informed Jones Day that Purchaser and Cerberus were willing to extend the expiration date of the Original Offer for five business days, to September 3, 2010, and that Purchaser and Cerberus would announce the extension as soon as practicable following the filing of the Company’s Schedule 14D-9 with the SEC.

On August 13, 2010, the Company filed its Schedule 14D-9 with the SEC stating:

The Special Committee requests that the stockholders take no action and not tender their Shares with respect to the Offer at the current time and instead defer making a determination whether to accept or reject the Offer until the Special Committee has advised the stockholders of the Special Committee’s position or recommendation, if any, with respect to the Offer.

The Special Committee is unable to take a position with respect to the Offer at the present time because it has not yet completed a full and deliberate review and evaluation of the material terms and provisions of the Offer, and the prospects and projections of the Company, with the Special Committee’s legal and financial advisors, sufficient to enable the Special Committee to take an informed position with respect to the Offer and to discharge properly its fiduciary duties under applicable law. The Special Committee expects that, in the near future, after the Special Committee has completed its review and evaluation of the Offer, it will be able to cause the Company to inform its stockholders as to whether the Special Committee has determined (i) to recommend acceptance or rejection of the Offer; (ii) to express no opinion and remain neutral toward the Offer; or (iii) to state that it is unable to take a position with respect to the Offer.

Subsequently, on August 13, 2010, Purchaser and Cerberus extended the expiration date of the Offer to 12:00 midnight, New York City time, on September 3, 2010, as announced in Purchaser and Cerberus’ press release issued on August 13, 2010 and filed on Schedule TO-T/A.  Purchaser and Cerberus further extended the Offer an additional five business days from the previously scheduled expiration date by filing a Schedule TO-T/A  and issuing a press release on each of August 26, 2010, September 1, 2010, September 10, 2010 and September 17, 2010 to permit Purchaser and Cerberus further opportunities to discuss and negotiate the terms of the Original Offer with the Special Committee.

On August 16, 2010, representatives of Citadel and Steven Mayer had a conversation in which, in response to Cerberus’ request for a proposed price range within which the Special Committee would be comfortable making a favorable recommendation, Citadel stated that the Special Committee would be comfortable making a favorable recommendation at a $5.00 per Share offer price.  Mr. Mayer indicated that the price suggested by Citadel was significantly more than what Purchaser and Cerberus were currently willing to offer based on their valuation of the Company but that he would discuss the Special Committee’s position with other representatives of Cerberus, and the meeting concluded without any agreement.

On August 17, 2010, Mr. Mayer informed representatives of Citadel that Purchaser and Cerberus had discussed the Special Committee’s position and while Purchaser and Cerberus were not willing to increase the offer price to $5.00, they would discuss an increase in the offer price in the $3.75 to $4.00 per Share range.  Mr. Mayer indicated that the top of that range was a very full value for the Company in light of, among other things, prevailing industry conditions.

On August 18, 2010, representatives of Citadel and Steven Mayer of Cerberus further discussed the terms of the Offer.  Representatives of Citadel informed Mr. Mayer that the Special Committee was concerned about protecting the minority stockholders who did not tender if Purchaser completed the tender but waived the 90% Condition.  Representatives of Citadel expressed the view that if Purchaser and Cerberus were willing to agree to certain procedural protections, the Special Committee might be able to recommend a $4.25 per Share offer price.  Mr. Mayer responded that Cerberus would need to understand more specifically the procedural protections envisioned by the Special Committee and that a $4.25 per Share offer price was more than Purchaser and Cerberus were willing to pay based on their valuation of the Company.

On August 18, 2010, SRZ and Jones Day, legal counsel to the Special Committee, discussed the procedural protections requested by the Special Committee.  Jones Day explained that the Special Committee requested that if Purchaser and Cerberus waived the 90% Condition and closed the Offer that Purchaser and Cerberus would agree to provide a subsequent offering period, and, for so long as there is an outstanding public minority interest, (i) maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval of a committee of independent directors of the Company if Purchaser and Cerberus made any open market purchases or otherwise acquire (other than pursuant to a short-form merger) all of the remaining publicly traded Shares (the “Minority Procedural Protections”).  Following the discussion, SRZ conveyed the proposed Minority Procedural Protections to Cerberus.

On August 19, 2010, Purchaser and Cerberus amended the Original Offer to include the Special Committee Recommendation Condition and filed an Amendment No. 2 to the Tender Offer Statement and Rule 13E-3 Transaction Statement filed with the SEC on August 2, 2010, which included the first supplement to the Offer to Purchase and a press release describing the Special Committee Recommendation Condition.

On August 19, 2010, Mr. Mayer conveyed to representatives of Citadel that Purchaser and Cerberus might be willing to agree to the Minority Procedural Protections, subject to review of the relevant language, but requested that for purposes of the Minority Procedural Protections, the Special Committee’s recommendation of the Amended Offer Price satisfy this requirement for future merger transactions initiated within a specified time period after the closing of the Offer.

On August 20, 2010, SRZ and Jones Day discussed Cerberus’ proposed modification of the Minority Procedural Protections.  Jones Day expressed the Special Committee’s view that, while they appreciated Cerberus’ concern, the independent directors would need to make a decision based on the facts as they existed at the time of a proposed acquisition of the public minority Shares to comply with their fiduciary duties and therefore the Special Committee would not agree to Cerberus’ proposed modification of the Minority Procedural Protections.

On August 20, 2010, Mr. Mayer discussed with representatives of Citadel the terms of the Original Offer and Cerberus’ requested modification of the proposed Minority Procedural Protections.  Representatives of Citadel expressed that the Special Committee would not agree to Cerberus’ modification of the proposed Minority Procedural Protections.  Mr. Mayer informed representatives of Citadel that Cerberus was not willing to increase the offer price above $4.00 per Share and that Purchaser and Cerberus were prepared to let the Original Offer expire if an agreement on the offer price and terms could not be reached.  Based on further discussions with Citadel, Mr. Mayer indicated that Cerberus would discuss internally whether Cerberus would be willing to increase the offer price to $4.00 per Share and accept the Minority Procedural Protections in the form generally proposed by the Special Committee.  Representatives of Citadel stated that the Special Committee would likely be comfortable making a favorable recommendation with respect to the Amended Offer if Purchaser increased the offer price to $4.00 per Share and agreed to the Minority Procedural Protections in the form requested by the Special Committee.

On August 23, 2010, Cerberus’ investment committee held a meeting, in which representatives of SRZ and RLF participated, to discuss the advisability of increasing the offer price to $4.00 per Share and accepting the Minority Procedural Protections in the form requested by the Special Committee.

Between August 25, 2010 and September 22, 2010, SRZ, representatives of Cerberus and Jones Day negotiated the terms of a draft stockholder agreement among Purchaser, Cerberus and the Company reflecting the proposed Minority Procedural Protections, discussed Cerberus’ ongoing internal consideration of the advisability of increasing the offer price to $4.00 per Share, and the status of the lawsuits filed in connection with the Original Offer.

On September 22, 2010, Purchaser and Cerberus agreed to the form of stockholder agreement reflecting the Minority Procedural Protections, increased the offer price to $4.00 per Share, extended the Expiration Date of the Amended Offer to 12:00 midnight on Friday, October 8, 2010 and filed a Schedule TO-T/A commencing the Amended Offer which included this Supplement and a press release announcing the terms of the Amended Offer as exhibits thereto.

2.                                      Purpose and Reasons for the Amended Offer; Plans for the Company After the Amended Offer and the Merger

The discussion set forth in “SPECIAL FACTORS—Section 2.  Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger” in the Offer to Purchase is hereby amended and supplemented as follows:

Having decided to engage in a going private transaction, Purchaser and                Cerberus considered transaction structure alternatives of negotiating a merger with the Company or making a cash tender offer followed by a short-form merger. In structuring the transaction as a tender offer subject to the Minimum Tender Condition and the 90% Condition followed by the Merger, Purchaser and Cerberus considered, among other things, the following:

•                  a tender offer followed by a merger is a common means of effecting a going private transaction;

•                  each unaffiliated stockholder would individually determine whether to accept the Amended Offer Price in exchange for their shares;

•                  inclusion of the Minimum Tender Condition provides procedural fairness to unaffiliated stockholders of the Company in responding to the Amended Offer;

•                  unaffiliated stockholders of the Company would most likely receive payment for their Shares sooner in a tender offer than if Purchaser pursued a negotiated merger transaction;

•                  no separate approval of the Board is required to commence the Amended Offer, as the Amended Offer is made directly to the Company’s stockholders;

•                  the Minority Procedural Protections requested by the Special Committee; and

•                  if the 90% Condition is satisfied, we will consummate the Merger in which public stockholders who did not tender in the Amended Offer and who do not seek appraisal rights will be paid the same amount of cash per Share as stockholders who tendered in the Amended Offer.

Alternative means to acquire all of the Shares not owned by Purchaser were expected to ultimately be more expensive to Purchaser and Cerberus than the Amended Offer and the Merger or to take longer to accomplish than the Amended Offer and the Merger, and therefore less desirable to Purchaser and Cerberus.

3.                                      Position of Purchaser and Cerberus Regarding Fairness of the Amended Offer and the Merger

The discussion set forth in “SPECIAL FACTORS—Section 3.  Position of Purchaser and Cerberus Regarding Fairness of the Offer and the Merger” in the Offer to Purchase is hereby amended and supplemented as follows:

The rules of the SEC require Purchaser and Cerberus to express their beliefs as to the fairness of the Original Offer, the Amended Offer and the Merger to stockholders of the Company who are not affiliated with the Company.

Fairness of the Original Offer—Purchaser and Cerberus continue to believe that the Original Offer Price to be received by the unaffiliated stockholders of the Company pursuant to the Original Offer and the Merger was fair to such unaffiliated stockholders. Purchaser bases its belief on the following factors, each of which, in its judgment, supports its views as to the fairness of the Original Offer and the Merger:

•                  Recent and historical market prices of the Shares, including that the Original Offer Price represented a premium of approximately 35.5% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to make the Original Offer and a premium of 16.8% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Original Offer.

•                  The Original Offer provided the Company’s unaffiliated stockholders who were considering selling their Shares with the opportunity to sell their Shares at the Original Offer Price without incurring the transaction costs typically associated with market sales.

•                  The Original Offer Price would be paid in cash.

•                  That neither the Original Offer, if consummated, nor the Merger would constitute a change of control under the Company’s revolving credit facility or outstanding mortgage debt financing, whereas a similar transaction with an entity not affiliated with Cerberus could constitute a change of control under one or both such financing instruments, which in turn could require either or both such instruments to be refinanced or replaced on potentially materially more disadvantageous terms, and could also result in additional conditionality or delay in consummating such transaction.

•                  That, by proceeding with a tender offer, the Company’s stockholders would be able to receive payment for their Shares earlier than would otherwise be the case if Purchaser sought to negotiate a merger agreement.

•                  The Original Offer was not subject to any financing or due diligence condition.

•                  That because of the limited trading volume of the Shares and small market capitalization of the Company, the Original Offer and the Merger would provide liquidity to the unaffiliated stockholders of the Company that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

In addition, Purchaser and Cerberus believe that the Original Offer was procedurally fair to unaffiliated stockholders of the Company based on the following factors:

•                  The Minimum Tender Condition, which was not waivable, provided procedural protection to the unaffiliated stockholders because the Original Offer could not be consummated unless a majority of the Shares held by unaffiliated stockholders were tendered in the Original Offer.

•                  Each of the unaffiliated stockholders would be able to decide voluntarily whether or not to tender their Shares in the Original Offer, and if the Original Offer and the Merger were completed and a stockholder elected not to tender, that stockholder would receive the same amount of cash per Share in the Merger as that stockholder would have received if that stockholder had tendered into the Original Offer.

•                  If the Merger was completed, stockholders who did not tender their Shares into the Original Offer and who complied with the requirements of DGCL Section 262 would be entitled to a judicial determination of the “fair value” of their Shares, which could be greater than, less than or the same as the Original Offer Price.

We also considered the following factors, each of which we considered to be negative in our considerations concerning fairness of the terms of the transaction:

•                  Stockholders who tendered Shares into the Original Offer or whose Shares were converted into the right to receive cash in the Merger would not participate in the future earnings or growth, if any, of the Company.

•                  The Shares had in the past traded at higher levels than the Original Offer Price and stockholders of the Company may have acquired their Shares at prices higher than the recent trading prices or the Original Offer Price.

•                  The financial interests of Purchaser were adverse to the financial interests of the Company’s stockholders unaffiliated with Cerberus. In addition, as described under “SPECIAL FACTORS—Section 10. Interests of Certain Persons in the Offer,” in the Offer to Purchase, officers and directors of the Company had actual or potential conflicts of interest in connection with the Original Offer and the Merger.

•                  The sale of Shares in the Original Offer and Merger was generally taxable to stockholders.

Purchaser and Cerberus did not find it practicable to assign, nor did Purchaser or Cerberus assign, relative weights to the individual factors considered in reaching its conclusion regarding fairness.

In reaching its conclusion as to fairness, although Purchaser and Cerberus analyzed the Company’s total enterprise value, which included estimates of the value of certain of the Company’s assets in that analysis, Purchaser and Cerberus did not consider the liquidation value of the Company’s assets because Purchaser and Cerberus consider the Company to be a viable going concern. In addition, the liquidation of the Company’s assets was not considered to be a viable course of action based on Purchaser and Cerberus’ desire for the Company to continue to conduct its business.  Therefore, an appraisal of liquidation value was not sought for purposes of valuing the Shares, and Purchaser and Cerberus believed that the liquidation value of the Company was irrelevant to a determination as to whether the Original Offer was fair to unaffiliated stockholders.  Purchaser and Cerberus considered numerous factors in analyzing the enterprise value of the Company, including the Purchaser Projections, the Company’s historical and projected revenues and costs, historical and projected cash flows of the Company, including the impact of working capital needs, and the amount and value of the Company’s assets and liabilities, including the Company’s owned real estate and the terms of the indebtedness related thereto.  No fairness opinion or other reports, opinions or appraisals were obtained by Purchaser or Cerberus in connection with the Original Offer or the Amended Offer.

Purchaser and Cerberus did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of July 3, 2010, calculated by dividing total stockholders’ equity by the number of Shares outstanding, was $1.05.

While Purchaser and Cerberus did not establish a specific going concern value for the Shares, Purchaser and Cerberus implicitly considered the going concern value of the Company by taking into account, as discussed above and described in “SPECIAL FACTORS - Section 4.  Certain Projected Financial Information,” the Company’s current and anticipated business, financial condition, results of operations and prospects, expectations of profitability and other forward looking matters.

We are not aware of any firm offers made for the Company during the past two years and in any event have no current intention of selling the Shares that we own, and therefore did not consider any such offers in reaching our conclusion as to fairness.

Purchaser and Cerberus’ consideration of the factors described above reflects their assessment of the fairness of the Original Offer Price to the Company’s unaffiliated stockholders in relation to the going concern value of the Company on a stand-alone basis.

The foregoing discussion of the information and factors considered by Purchaser and Cerberus is not intended to be exhaustive, but is believed to include the material factors considered by Purchaser and Cerberus. Purchaser and Cerberus’ views as to the fairness of the Original Offer to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder’s Shares in the Amended Offer.

Fairness of the Amended Offer—The rules of the SEC require Purchaser and Cerberus to express their belief as to the fairness of the Amended Offer and the Merger to stockholders of the Company who are not affiliated with the Company.  Purchaser and Cerberus, as discussed above, continue to believe that the Original Offer Price offered to unaffiliated stockholders of the Company pursuant to the Original Offer and Merger was fair to such unaffiliated stockholders.  Therefore, Cerberus and Purchaser believe that the Amended Offer Price, which represents an increase of $0.60 per Share over the Original Offer Price, is fair to the unaffiliated stockholders of the Company.

In addition to the factors set forth above that support Purchaser and Cerberus’ determination that the Original Offer Price is fair to unaffiliated stockholders of the Company, Purchaser and Cerberus considered the following factors in their determination that the Amended Offer Price is fair to unaffiliated stockholders of the Company:

•                  Recent and historical market prices of the Shares, including that the Amended Offer Price represents a premium of approximately 59.4% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to make the Original Offer and a premium of 37.5% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Original Offer; and

•                  The inclusion of the Minority Procedural Protections requested by the Special Committee.

In addition, Purchaser and Cerberus believe that the corporate process by which the Amended Offer and Merger are being pursued is fair to stockholders of the Company who are not affiliated with the Company, based on the following factors:

•                  That the Special Committee Recommendation Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Amended Offer cannot be consummated unless the Special Committee affirmatively recommends the Amended Offer; and

•                  Purchaser, Cerberus and the Company have agreed to enter into a Stockholder Agreement in the form filed as Exhibit (d)(iv) to the Schedule TO-T/A filed by Purchaser and Cerberus on September 22, 2010 providing that if the other conditions to the Amended Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Amended Offer, Purchaser and Cerberus will provide a subsequent offering period of not less than five business days, and, for so long as there is an outstanding public minority interest, (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares.

4.                                      Certain Projected Financial Information

A discussion of certain projected financial information is set forth in “SPECIAL FACTORS—Section 4.  Certain Projected Financial Information” in the Offer to Purchase.

5.                                      Effects of the Amended Offer and the Merger

The discussion set forth in “SPECIAL FACTORS—Section 5. Effects of the Offer and Merger” in the Offer to Purchase is hereby amended and supplemented as follows:

As a result of the Amended Offer, the direct and indirect interest of Purchaser in the Company’s net book value and net income will increase to the extent of the number of Shares acquired under the Amended Offer.  The Company’s net book value per share as of July 3, 2010, calculated by dividing total stockholders’ equity by the number of Shares outstanding, was $1.05.  Following consummation of the Merger, Purchaser’s direct interest in such items will increase to 100%, and Purchaser will be entitled to all benefits from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value.  Similarly, if the Amended Offer and Merger are completed, Purchaser will also bear the entire risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Merger.

6.                                      Conduct of the Company’s Business if the Amended Offer is not Completed

A discussion of the conduct of the Company’s business if the Amended Offer is not completed is set forth in “SPECIAL FACTORS—Section 6. Conduct of the Company’s Business if the Offer is not Completed” in the Offer to Purchase.

7.                                      Appraisal Rights; “Going Private” Rules

A discussion of dissenters’ appraisal rights and rules under the Exchange Act applicable to “going private” transactions is set forth in “SPECIAL FACTORS—Section 7. Appraisal Rights; ‘Going Private’ Rules” in the Offer to Purchase.

8.                                      Transactions and Arrangements Concerning the Shares

The discussion set forth in “SPECIAL FACTORS—Section 8. Transactions and Arrangement Concerning the Shares” in the Offer to Purchase is hereby amended and supplemented as follows:

Stockholder Agreement

Purchaser, Cerberus and the Company have agreed to enter into a stockholder agreement (the “Stockholder Agreement”).  The following summary of the Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholder Agreement, which is filed as Exhibit (d)(iv) to Amendment No. 7 to the Schedule TO and which is incorporated herein by reference.  Pursuant to the Stockholder Agreement, Purchaser and Cerberus agree that if Purchaser and Cerberus waive the 90% Condition and complete the Amended Offer, then Purchaser, Cerberus and the Company will take the actions described below.  The Stockholder Agreement will be effective from the time Purchaser and Cerberus consummate the Amended Offer by accepting for payment and paying for all Shares validly tendered in the Amended Offer until the time that Purchaser acquires 100% of outstanding Shares of the Company, whether through effecting a short-form merger in accordance with Section 267 of the DGCL or otherwise (the “Minority Stub Period”).

•                  Purchaser and Cerberus will provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act of no less than 5 business days, commencing no later than the first business day following the expiration date of the Amended Offer.  Purchaser and Cerberus shall accept for payment and pay for, as promptly as practicable, all Shares validly tendered in the subsequent offering period.

•                  During the Minority Stub Period, the Company will and Purchaser and Cerberus will use their best efforts to (x) maintain the Company’s status as a public reporting company under the rules and regulations of the Exchange Act or voluntarily file reports under the Exchange Act and (y) cause the Shares to continue to be listed for trading on the New York Stock Exchange (“NYSE”) or if not eligible for continued listing, then the NASDAQ Global Select Market or OTCQX.

•                  During the Minority Stub Period, the board of directors of the Company shall consist of at least three directors who are independent (the “Independent Directors”) within the meaning of the rules of the NYSE.  Upon the commencement of the Minority Stub Period, the Company shall form a committee of at least three Independent Directors (the “Independent Committee”) whose prior approval by a majority of the Independent Committee shall be required for any action taken by the Company under the Stockholder Agreement.

•                  During the Minority Stub Period, neither Purchaser nor Cerberus nor any of their affiliates or representatives shall (a) consummate any acquisition of any assets or equity securities of the Company other than pursuant to a short-form merger or (b) consummate any transaction or enter into any merger, business combination or similar transaction with the Company other than pursuant to a short-form merger, in each case, without the approval of, or, in the case of a tender offer, the affirmative recommendation of, a majority of the Independent Committee.

•                  The Stockholder Agreement terminates upon the earlier of (i) the date the Amended Offer is terminated or withdrawn, (ii) the date the Minority Stub Period ends in accordance with the terms and conditions of the Stockholders Agreement and (iii) the date the Special Committee Recommendation Condition is no longer satisfied.

9.                                      Related Party Transactions; Certain Transactions Between Purchaser, Cerberus and the Company

The discussion set forth in “SPECIAL FACTORS—Section 9. Related party Transactions; Certain Transactions Between Purchaser and the Company” in the Offer to Purchase is hereby amended and supplemented as follows:

The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Purchaser, Cerberus and certain of its affiliates.  Information regarding these transactions, including the amounts involved, is set forth below, as well as in the Company’s Proxy Statement for its May 20, 2010 Annual Meeting of Stockholders under the headings “Certain Relationships and Related Transactions” and “Director Compensation for 2009” and the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 under Note 14 to the Consolidated Financial Statements of the Company.

Cerberus retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies, including the Company. Cerberus believes the terms of these consulting arrangements are favorable to the Company, or, alternatively, are materially consistent with those terms that would have been obtained by the Company in an arrangement with an unaffiliated third party. The Company has normal service, purchase and sales arrangements with other entities that are owned or controlled by Cerberus. Cerberus believes these transactions are not material to the Company’s results of operations or financial position.

10.                               Interests of Certain Persons in the Amended Offer

A discussion of interests of certain persons in the Amended Offer is set forth in “SPECIAL FACTORS—Section 5. Interests of Certain Persons in the Offer” in the Offer to Purchase.

THE AMENDED OFFER

1.                                      Terms of the Amended Offer

The discussion set forth in “THE OFFER—Section 1. Terms of the Offer” in the Offer to Purchase is hereby amended and supplemented as follows:

Purchaser has amended the Original Offer to purchase the Shares.  The price per Share to be paid has been increased from $3.40 per Share in the Original Offer to $4.00 per Share in the Amended Offer, net to seller in cash, without interest, upon the terms and conditions of the Amended Offer.  All stockholders whose Shares are validly tendered (including Shares tendered and not withdrawn prior to the date of this Supplement), not withdrawn and accepted for payment on or prior to the Expiration Date will receive the Amended Offer Price.

Purchaser, Cerberus and the Company have agreed to enter into a Stockholder Agreement in the form filed as Exhibit (d)(iv) to the Schedule TO-T/A filed by Purchaser and Cerberus on September 22, 2010 providing that if the other conditions to the Amended Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Amended Offer, Purchaser and Cerberus will provide a subsequent offering period of not less than five business days, and, for so long as there is an outstanding public minority interest, (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares.  See “SPECIAL FACTORS—Section 8. Transactions and Arrangements Concerning the Shares.”

Upon the terms and subject to the conditions of the Amended Offer (including, if the Amended Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with “THE AMENDED OFFER—Section 4. Withdrawal Rights” in this Supplement.  The term “Expiration Date” means 12:00 midnight, New York City time, on Friday, October 8, 2010, or, if the Amended Offer is extended, the latest time and date at which the Amended Offer, as extended, will expire.

2.                                      Acceptance for Payment and Payment for Shares

Purchaser will accept for payment, and will pay for, the Shares in the Amended Offer as set forth in “THE OFFER—Section 2. Acceptance for Payment and Payment for Common Shares” in the Offer to Purchase.

3.                                      Procedures for Tendering Shares

The discussion set forth in “THE OFFER—Section 3. Procedure for Tendering Shares” in the Offer to Purchase is hereby amended and supplemented as follows:

Stockholders tendering Shares may use the original (white) Letter of Transmittal that was distributed with the Offer to Purchase or the revised (blue) Letter of Transmittal distributed with this Supplement and will nevertheless receive $4.00 per Share, upon the terms and subject to the conditions of the Amended Offer.  Although the original (white) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, stockholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the Amended Offer Price described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer.  Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer.  Stockholders are not required to take any further action with respect to such Shares in order to receive the Amended Offer Price of $4.00 per Share, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Stockholders of the Company may challenge our determination.  We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser or any of its respective affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  Holders of Shares may challenge our determination and our interpretation of the terms and conditions of the Amended Offer (including the Letter of Transmittal and the instructions thereto).

4.                                      Withdrawal Rights

The withdrawal rights pursuant to the Amended Offer are set forth in “THE OFFER—Section 4. Withdrawal Rights” in the Offer to Purchase.

5.                                      Material United States Federal Income Tax Consequences of the Amended Offer and the Merger

The discussion set forth in “THE OFFER—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger” in the Offer to Purchase is hereby amended and supplemented as follows:

With respect to the stockholders, sales of Shares pursuant to the Amended Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Amended Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a lower tax rate than short-term capital gains or ordinary income. We note that neither the Company nor its affiliates will recognize gain or loss as a result of the Amended Offer or the Merger.

The Company and its subsidiaries comprise a consolidated tax group for Federal income tax purposes.  The use of consolidated federal net operating loss carryforwards is not expected to be materially impacted by the Amended Offer or the Merger.  Purchaser and Cerberus did not structure the transaction in order to benefit from its effect on net operating loss carryforwards.

6.                                      Market and Trading Information

The discussion set forth in “THE OFFER—Section 6. Market and Trading Information” in the Offer to Purchase is hereby amended and supplemented as follows:

According to the Company, as of August 12, 2010, there were 32,690,437 Shares issued and outstanding. The Shares currently are traded on the NYSE under the symbol “BXC”. The following table shows the quarterly range of high and low sales prices for Shares as reported on the NYSE as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 with respect to the periods occurring in fiscal year 2008 and 2009 and as reported by published financial sources with respect to quarterly periods occurring in fiscal 2010:

	High	Low
Fiscal Year 2010
Third Quarter (through September 22, 2010)	$3.96	$2.24
Second Quarter	6.32	2.51
First Quarter	4.11	2.51
Fiscal Year 2009 (ended January 2, 2010)
Fourth Quarter	$4.12	$2.60
Third Quarter	5.93	2.96
Second Quarter	4.60	2.25
First Quarter	3.30	1.20
Fiscal Year 2008 (ended January 3, 2009)
Fourth Quarter	$5.60	$1.02
Third Quarter	7.54	2.91
Second Quarter	6.00	3.57
First Quarter	5.97	2.96

On July 21, 2010, the last full trading day prior to the date Purchaser first publicly announced its intention to acquire all the outstanding Shares not owned by Purchaser, the reported closing sales price per share on the NYSE was $2.51 per share. On July 30,

2010, the last full trading day prior to the commencement of the Original Offer, the reported closing sales price per share on the NYSE was $3.71 per share.  On September 22, 2010, the last full trading day prior to the commencement of the Amended Offer, the reported price per share on the NYSE was $3.40 per share.  Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7.                                      Possible Effects of the Amended Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations

The discussion set forth in “THE OFFER—Section 7. Possible Effects of the Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations” of the Offer to Purchase is hereby amended and supplemented as follows:

Purchaser, Cerberus and the Company have agreed to enter into a Stockholder Agreement in the form filed as Exhibit (d)(iv) to the Schedule TO-T/A filed by Purchaser and Cerberus on September 22, 2010 providing that if the other conditions to the Amended Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Amended Offer, Purchaser and Cerberus will provide a subsequent offering period of not less than five business days, and, for so long as there is an outstanding public minority interest, (i) use their best efforts to maintain the Company’s status as a public reporting company or voluntarily make reports pursuant to the Exchange Act and maintain listing of the Shares on the NYSE, NASDAQ Global Select Market or the OTCQX and (ii) obtain the approval or recommendation of a committee of independent directors of the Company prior to the consummation of any open market purchases or other transactions (other than a short-form merger) to acquire all of the remaining publicly traded Shares.  See “SPECIAL FACTORS—Section 8. Transactions and Arrangements Concerning the Shares.”

8.                                      Certain Information Concerning the Company

The discussion set forth in “THE OFFER—Section 8. Certain Information Concerning the Company” is hereby amended and supplemented as follows:

	Six Months Ended July 3, 2010 (unaudited)	Year Ended January 2, 2010	Year Ended January 3, 2009
	(In thousands, except per share data)
Statement of Operations Data:
Net Sales	$971,831	$1,646,108	$2,779,699
Cost of Sales	855,434	1,452,947	2,464,766
Gross profit	116,397	193,161	314,933
Net income (loss)	$(18,094)	$(61,463)	$(31,703)
Comparative per Share Data:
Basic net income (loss) per share applicable to common stock	$(0.59)	$(1.98)	$(1.02)
Diluted net income per share applicable to common stock	$(0.59)	$(1.98)	$(1.02)
Dividends declared per share of common stock	—	—	—
Book Value per Share(1)	1.05	1.57	3.17
Balance Sheet Data (at end of period):
Cash and cash equivalents	$18,821	$29,457	$150,353
Working capital	265,254	247,722	320,527
Total assets	468,990	546,846	732,407
Total debt(2)	373,333	341,669	444,870
Shareholders’ equity/parent’s investment	$34,368	$50,820	$102,852

(1)           Book value per Share is not a term defined by generally accepted accounting principles. Book value per Share is calculated by dividing total stockholders’ equity by the number of Shares outstanding.

(2)           Total debt represents long-term debt, including current maturities.

9.                                      Certain Information Concerning Purchaser and Cerberus

Certain information concerning Purchaser and Cerberus is set forth in “THE OFFER—Section 9. Certain Information Concerning the Purchaser and Cerberus” in the Offer to Purchase.

10.                               Source and Amount of Funds

The information set forth in “THE OFFER—Section 10. Source and Amount of Funds” in the Offer to Purchase is hereby amended and supplemented as follows:

The Amended Offer is not conditioned upon any financing arrangements. We estimate that we will need approximately $58.4 million to consummate the Amended Offer and the Merger. Subject to the conditions of the Amended Offer being satisfied, investment funds managed by Cerberus will provide Purchaser with sufficient cash to consummate the Amended Offer and the Merger.  Following the consummation of the Amended Offer and the Merger, Cerberus or its affiliates may offer to purchase the percentage interests in the Purchaser held by members of the Purchaser not affiliated with Cerberus (the “Non-Cerberus Members”) for an amount equal to the Amended Offer Price multiplied by the product of the Non-Cerberus Members’ percentage interest multiplied by 18,100,000. The aggregate consideration for the acquired percentage interests would be an amount up to $8.8 million. Cerberus may make such offer to purchase following consummation of the Amended Offer and Merger to the Non-Cerberus Members, but there can be no assurances that Cerberus or its affiliates will make such an offer to the Non-Cerberus Members.

11.                               Dividends and Distributions

Certain information concerning dividends and distributions is set forth in “THE OFFER—Section 11. Dividends and Distributions” in the Offer to Purchase.

12.                               Conditions of the Amended Offer

The discussion set forth in “THE OFFER—Section 12. Conditions to the Offer” in the Offer to Purchase is hereby amended and restated as follows:

Notwithstanding any other provision of the Amended Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Amended Offer at any time in its sole discretion, Purchaser will not be required to and will not accept for payment any tendered Shares, and may amend or terminate the Amended Offer, if (i) the Special Committee Recommendation Condition has not been satisfied, (ii) at the Expiration Date the Minimum Tender Condition has not been satisfied, (iii) unless waived, there shall not have been validly tendered (and not withdrawn) a sufficient number of Shares, such that upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Purchaser would own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer or (iv) unless waived, at any time on or after July 22, 2010 and prior to the Expiration Date, any of the following events shall have occurred:

•                  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Company that, in the sole judgment of the Purchaser, has or might reasonably be expected to have a material adverse effect on the Company (an “Adverse Effect”), or results or might reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the Amended Offer or the Merger (a “Diminution in Value”);

•                  there has been threatened or instituted by, or there is pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a “Governmental Entity”), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any person or entity which (i) challenges the acquisition by Purchaser of any Shares pursuant to the Amended Offer or the Merger, seeks to restrain, prohibit, delay or increase the cost of the making or completion of the Amended Offer or consummation of the Merger, or would otherwise directly or indirectly adversely affect the Amended Offer or the Merger, (ii) seeks to prohibit or materially limit the ownership or operation by the Company or Purchaser (or any affiliate of Purchaser) of all or any material portion of the business or assets of the Company or of Purchaser (or any affiliate of Purchaser), or to compel the Company or Purchaser (or any affiliate of Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser (or any affiliate of Purchaser) or of the Company as a result of the transactions contemplated by the Amended Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company or Purchaser (or any affiliate of Purchaser) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Purchaser (or any affiliate of Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Purchaser (or any affiliate of Purchaser) of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Amended Offer unacceptable to Purchaser;

•                  there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or delays or increases the cost of the making or completion of the Amended Offer or consummation of the Merger, or otherwise directly or indirectly adversely affects the Amended Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company or Purchaser (or any affiliate of Purchaser) of all or any material portion of the business or assets of the Company or of Purchaser and its affiliates taken as a whole, or compels the Company or Purchaser (or any affiliate of Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser and its affiliates taken as a whole or of the Company as a result of the transactions contemplated by the Amended Offer or the Merger, (iii) imposes any material limitation on the ability of the Company or Purchaser (or any affiliate of Purchaser) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Purchaser (or any affiliate of Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Purchaser (or any affiliate of Purchaser) of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Amended Offer unacceptable to Purchaser;

•                  there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Amended Offer or the Merger by any Governmental Entity or by the Company, or any other action has been taken by any Governmental Entity or the Company, that results or would result in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of the paragraph above;

•                  there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the United States financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 index from July 30, 2010, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (v) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Original Offer, a material acceleration or worsening thereof;

•                  the Company and Purchaser have reached an agreement or understanding that the Amended Offer be terminated or amended or Purchaser (or one of its affiliates) has entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Shares or assets of the Company;

•                  the Company has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock of any class, including, without limitation, the Shares or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company or any other person, (B) other securities in respect of, in lieu of or in substitution for Shares outstanding on April 2, 2010, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than debt incurred under its existing revolving credit facility, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value;

•                  the Company has amended, or proposed or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents or Purchaser has learned that the Company has proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

•                  a tender or exchange offer for some portion or all of the Shares has been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed or Purchaser has learned that (i) any person (including the Company), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Shares, taken together as a single class, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to July 30, 2010, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Shares, prior to such date has acquired or proposed to acquire additional Shares constituting more than one percent of the Shares, or has been granted any option or right to acquire more than one percent of the Shares, (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares, or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act (as defined herein) or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company;

•                  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

•                  the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise effected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Amended Offer or the Merger, which in the sole judgment of Purchaser in each case with respect to every matter referred to above makes it inadvisable to proceed with the Amended Offer or with the acceptance for payment of, or the payment for, the Shares.

The foregoing conditions are for the sole benefit of Purchaser and its respective affiliates (other than the Company) and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions or, except for the Minimum Tender Condition and the Special Committee Recommendation Condition, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser prior to the Expiration Date of the Amended Offer. The failure by Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Amended Offer.

13.                               Certain Regulatory and Legal Matters

The discussion set forth in “THE OFFER—Section 13. Certain Regulatory and Legal Matters” in the Offer to Purchase is hereby amended and supplemented as follows:

Antitrust Compliance

United States.       Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain transactions may not be consummated until certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

In connection with the consummation of the Offer, Cerberus Institutional Partners, L.P. (“CIP”) will invest approximately $58.4 million in Purchaser in exchange for approximately 44.63% of the membership interests of Purchaser to fund the Offer (the “Investment”).  As a result of the Investment and CIP’s existing ownership of membership interests of Purchaser, the HSR Act applies to the Investment.

On August 17, 2010, CIP and Purchaser filed a Notification and Report Form with respect to the Investment under the HSR Act.  The Investment (and therefore the purchase of Shares pursuant to the Offer) may only be consummated after the expiration or early termination of a 30-day waiting period commenced by the filing of a Notification and Report Form with respect to the Investment.  On August 24, 2010, the FTC granted early termination of the waiting period under the HSR Act applicable to the Investment.

The Antitrust Division and the FTC will review the legality of the Investment under the U.S. federal antitrust laws.  At any time before or after the Investment, the Antitrust Division and the FTC may take such action under the antitrust laws as it deems necessary or desirable to preserve competition, including seeking to enjoin the Investment.

Purchaser does not believe the Investment will result in a violation of any applicable antitrust laws.  However, there can be no assurance that a governmental or private challenge to the Investment on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

The Merger will not require an additional filing under the HSR Act.

Litigation.

Following the announcement of Purchaser’s intent to make the Offer, on July 23, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Fulton County, Georgia commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each of the individual board members of the Company.  The complaint, styled as Kyle Habiniak v. Howard S. Cohen, et al (Case No. 2010CV188733) (the “July 23rd Complaint”), alleged, among other things, that (1) Purchaser, the Company, and the individual board members of the Company breached their fiduciary duties; (2) Purchaser and the Company have aided and abetted the breaches of fiduciary duty; (3) Purchaser, the Company, and the individual board members are engaging in unfair self-dealing to the detriment of minority stockholders; and (4) the proposed consideration offered by Purchaser is inadequate.  This complaint sought, among other remedies, to enjoin the Offer and Merger and to rescind the proposed transaction, to the extent already implemented.  On August 11, 2010, a Notice of Voluntary Dismissal was filed dismissing this action without prejudice.  On August 13, 2010, a complaint styled as Kyle Habiniak v. Howard S. Cohen, et al. (C.A. No. 5720-VCL) and containing similar allegations to those in the July 23rd Complaint was filed in the Delaware Court of Chancery commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each of the individual board members of the Company (the “August 13th Complaint”).  On August 18, 2010, an amended complaint was filed in the Delaware Court of Chancery (the “August 18th Complaint”).  The August 18th Complaint contains similar allegations to the prior complaints filed by plaintiff Habiniak, alleging that Purchaser, Cerberus, the Company and each of the individual board members of the Company breached their fiduciary duties due to alleged material omissions and misstatements in the disclosure materials filed in connection with the Offer.  The August 18th Complaint seeks similar remedies to those previously sought in the July 23rd Complaint.

On July 27, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, the Company and each of the individual board members of the Company.  The complaint, styled as Joseph J. Hindermann v. BlueLinx Holdings Inc., et al. (Case No. 101743548), alleges, among other things, that (1) Purchaser and the individual board members of the Company breached their fiduciary duties; (2) Purchaser is engaging in unfair self-dealing and acting to further its own interests at the expense of Company’s minority stockholders; and (3) the proposed consideration offered by Purchaser is inadequate.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger; to rescind the proposed transaction, to the extent already implemented or, alternatively, the award of rescissory damages; and to impose a constructive trust in favor of the plaintiffs for any benefits received by the defendants as a result of their wrongful conduct.

On July 29, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each of the individual board members of the Company.  The complaint, styled as Andrew Markich v. BlueLinx Holdings, Inc., et al. (Case No. 101759149), alleges, among other things, that (1) Purchaser, Cerberus, the Company and the individual board members of the Company breached their fiduciary duties; (2) Purchaser and the Company’s board of directors breached their fiduciary duties by taking actions designed to deter or halt any higher offers from potential acquirors; and (3) Purchaser failed to adequately inform the minority stockholders about the tender offer and allow the independent directors adequate time and opportunity to consider and react to the tender offer.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and any actions by the defendants and their representatives that impede or deter other potential acquirors of the Company.

On August 3, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, the Company and each of the individual board members of the Company.  The complaint styled as Peter Jerszynski v. BlueLinx Holdings, Inc., et al. (Case No. 101772948), alleges, among other things, that (1) Purchaser, the Company and the Company’s board of directors breached their fiduciary duties by failing to properly value the shares; (2) Purchaser and the Company have breached their fiduciary duty of candor by not disclosing material information to stockholders; (3) Purchaser aided and abetted the breaches of fiduciary duties by the board of directors; and (4) Purchaser, the Company and the Company’s board of directors are engaging in unfair self-dealing and acting to further their own interests at the expense of Company’s minority stockholders.  The complaint seeks, among other remedies, declaratory relief holding that the Offer and Merger constitute breaches of Purchaser’s, the Company’s and the Company’s board members’ fiduciary duties and are therefore unlawful and unenforceable; both preliminary and permanent injunctions enjoining the Offer and Merger unless and until the defendants adopt and implement a procedure or process to (i) obtain the highest possible value for stockholders, and (ii) provide all material disclosures to stockholders; to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages; and to impose a constructive trust in favor of the plaintiffs for any benefits received by defendants as a result of their wrongful conduct.

On August 4, 2010, an individual stockholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against Purchaser, Cerberus, the Company and each individual board member of the Company.  The complaint, styled as Richard T. Winter v. Cerberus ABP Investors LLC, et al. (Case No. 101780848), alleges, among other things, that (1) Purchaser, the Company and the individual board members of the Company breached their fiduciary duties because the Offer Price is unfair and inadequate; (2) Purchaser, Cerberus and the Company have breached their fiduciary duties by failing to disclose material information or disclosing misleading information upon which stockholders must make an informed decision as to whether to tender their shares; and (3) Purchaser and Cerberus aided and abetted the breaches of fiduciary duty by the board of directors.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 6, 2010, plaintiffs in the Hindermann, Jerszynski and Winter actions jointly filed a motion for expedited proceedings and discovery in the Superior Court of Cobb County, Georgia.  A hearing was held on plaintiffs’ motion to expedite on August 16, 2010, during which the presiding judge denied the motion without prejudice to plaintiffs’ ability to schedule additional hearings before the assigned judge in each case.  On August 23, 2010, plaintiffs in the Hindermann, Jerszynski, Winter and Markich actions jointly filed a motion for preliminary injunction and renewed motion for expedited proceedings and discovery.  On August 30, 2010, the Hindermann, Jerszynski, Winter and Markich actions were consolidated into an action styled In re BlueLinx Holdings Inc. Stockholder Litigation (Case No. 10-1-7435-48).  Also on August 30, 2010, the Court held a hearing on plaintiffs’ motion for preliminary injunction and renewed motion for expedited proceedings and discovery.  By Order dated August 31, 2010, plaintiffs’ motions were denied.

On August 10, 2010, Stadium Capital Qualified Partners, L.P. and Stadium Capital Partners, L.P., filed a lawsuit in the Delaware Court of Chancery against Purchaser, Cerberus and each of the individual board members of the Company.  The complaint, styled Stadium Capital Qualified Partners, L.P.. et al. v. Cerberus ABP Investor LLC, et al. (C.A. No. 5707-VCL), alleges, among other things, that (1) Purchaser, Cerberus, and the board members of the Company breached their fiduciary duties because the Offer Price is unfair and inadequate and because the Offer is structurally coercive; and (2) Purchaser and Cerberus breached their fiduciary duties because the Offer is misleading and omits material information upon which stockholders must make an informed decision as to whether to tender their shares.  The complaint seeks, among other remedies, to enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 13, 2010, an individual stockholder of the Company filed a lawsuit in the Delaware Court of Chancery commencing a purported class action lawsuit against Purchaser, Cerberus, and each of the individual board members of the Company.  The complaint, styled as Weiyang Liang v. Howard S. Cohen, et al. (C.A. No. 5721-VCL), alleges, among other things, that (1) Purchaser, Cerberus, and the board members of the Company breached their fiduciary duties because the Offer Price is unfair and inadequate; and (2) Purchaser and Cerberus breached their fiduciary duties of disclosure by disseminating materially misleading and incomplete information to the stockholders.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the

Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 16, 2010 and August 18, 2010, respectively, plaintiffs in the Liang and Habiniak actions filed motions for expedited proceedings and discovery in the Delaware Court of Chancery.  On August 19, 2010, the Court held a telephonic hearing on plaintiffs’ motions, during which the Court denied plaintiffs’ request to expedite the proceedings.  In addition to all parties in the Liang and Habiniak actions, plaintiffs in the Stadium Capital action also appeared at and participated in the August 19 hearing.

On August 13, 2010, an individual stockholder of the Company filed a lawsuit in the New York State Supreme Court of New York County, New York commencing a purported class action lawsuit against Purchaser.  The complaint, styled as Gabriella Centonze v. Cerberus ABP Investor LLC (Index No. 651270/2010), alleges, among other things, that Purchaser breached its fiduciary duties because the Offer Price is unfair and inadequate and by failing to disclose material information or disclosing misleading information in connection with the Offer.  The complaint seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger and to rescind the proposed transaction, in the event the transaction is consummated or, alternatively, the award of rescissory damages.

On August 18, 2010, plaintiff in the Centonze action filed an order to show cause seeking expedited proceedings.  During a hearing on plaintiff’s order to show cause held on August 31, 2010, plaintiff withdrew her motion seeking expedited proceedings.

Purchaser believes the allegations in each of these cases have no merit.

14.                               Fees and Expenses

Certain information concerning the fees and expenses with respect to the Amended Offer is set forth in “THE OFFER—Section 14. Fees and Expenses” in the Offer to Purchase.

15.                               Miscellaneous

The discussion set forth in “THE OFFER—Section 15. Miscellaneous” in the Offer to Purchase is hereby amended and supplemented as follows:

The Amended Offer is being made solely by this Supplement, the Offer to Purchase and the revised (blue) Letter of Transmittal and is being made to the holders of Shares other than the Purchaser.  Purchaser is not aware of any state where the making of the Amended Offer is prohibited by administrative or judicial action pursuant to any valid state statute.  If Purchaser becomes aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Amended Offer.  If, after such good faith effort, Purchaser cannot comply with such state statute, the Amended Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

Purchaser and Cerberus have filed with the SEC Amendment No. 7 to the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Amended Offer, which includes the information required by Schedule 13E-3.  Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “THE OFFER—Section 8. Certain Information Concerning the Company” in the Offer to Purchase.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Cerberus not contained in this Supplement, the Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.  Neither delivery of this Supplement nor any purchase pursuant to the Amended Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, the Company or any of their respective affiliates since the date of which information is furnished or the date of this Supplement.

SOLICITATION OF PROXIES

THE AMENDED OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY’S STOCKHOLDERS.  ANY SOLICITATION WHICH THE PURCHASER OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT AND IN THE REVISED (BLUE) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE AMENDED OFFER, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, AS THE SAME HAVE BEEN AMENDED.

Cerberus ABP Investor LLC

Cerberus Capital Management, L.P.

September 22, 2010

ANNEX B

The information set forth in “ANNEX B” in the Offer to Purchase is hereby amended and restated as follows:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) certain information with respect to the Shares beneficially owned by Purchaser and (ii) the purchases of Shares by Purchaser during the past sixty days. The security ownership information in the table below is given as of September 22, 2010 and, in the case of percentage ownership information, is based on 32,690,437 Shares outstanding as of August 12, 2010. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).

	Securities Ownership
Filing Person	Number	Percent	Securities Transaction for Past 60 Days
Stephen Feinberg (1)	18,100,000	55.37%	None
All directors, officers and controlling equityholders of Purchaser as a group (2)	0	0%	None
All directors and officers of Purchaser as a group	0	0%	None

(1)           Cerberus ABP Investor LLC is the record holder of 18,100,000 Shares. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus ABP Investor LLC. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 18,100,000 Shares.

(2)           The Shares owned by Purchaser are not included in the Shares beneficially owned by the directors, officers and controlling equityholders of Purchaser.

B-1

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

Registrar and Transfer Company

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, NJ 07016	(Guaranteed Delivery Form ONLY) Registrar and Transfer Company Attn: Reorg Dept. (908) 497-2311	Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, NJ 07016

Any questions or requests for assistance or additional copies of the Supplement, the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager at its telephone number and location listed below, and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Amended Offer.

The Dealer Manager for the Amended Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower

One Bryant Park

New York, NY 10036

CALL TOLL-FREE (888) 803-9655